Exhibit 10.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(10)(IV). ASTERISKS DENOTE OMISSIONS. SUCH INFORMATION IS BOTH (i) IMMATERIAL AND (ii) IS OF A TYPE REGULARLY TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

ONCOMETHYLOME SCIENCES SA

JHU Ref. No.: 3970

AMENDED AND RESTATED
LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) dated September 1, 2004 is entered into by and between The Johns Hopkins University, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and OncoMethylome Sciences SA, a corporation having an address at Niveau +2, Tour 4 de Pharmacie (batiment 36), Ulg CHU, Av. de l’Hopital no. 1, 4000 Sart-Tilman (Liege), Belgium (“Company”), with respect to the following:

RECITALS

WHEREAS, JHU and Company are parties to a Collaborative Research Agreement (the “CRA”) dated as of the 8th day of September, 1999, pursuant to which JHU has granted an option to Company to license certain rights and technology developed pursuant to the CRA, a copy of which is incorporated herein by reference; and

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS and TECHNOLOGY RIGHTS (both hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention(s) entitled “Method of Detection of Prostate Cancer” (JHU Ref. No. 3970) was developed during foe course of the RESEARCH PROJECT (as this term is defined herein) by Dr. David Sidransky (hereinafter, “Inventor”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States government, in its interest in said valuable inventions; and

WHEREAS, Company obtained certain rights in such inventions pursuant to the terms of that certain License Agreement dated as of August 29, 2003 by and between JHU and the Company (the “Prior Agreement”); and

WHEREAS, JHU and Company desire to amend and restate in its entirety the Prior Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that all provisions of, rights granted and covenants made in the Prior Agreement are extinguished by the execution hereof and that such Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

Article 1
DEFINITIONS

All definitions included in the CRA and used in this Agreement are incorporated by reference. All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty-percent (50%).

1.2 “EFFECTIVE DATE” of this Agreement shall mean August 29, 2003.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.4 “EXCLUSIVE LICENSED FIELD” shall mean (a) diagnostics, including but not limited to tests performed at Company’s and its customers’ service laboratories, clinical research, clinical grade reagents, and kits for diagnostic tests and (b) research grade reagents and kits for research. For the avoidance of doubt, diagnostics does not include the sale or offer for sale of therapeutics.

1.5 “LICENSED FIELD” shall mean (a) the EXCLUSIVE LICENSED FIELD and (b) the field of SCIENTIFIC RESEARCH, to the extent not already included in the EXCLUSIVE LICENSED FIELD.

1.6 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.7 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method including any diagnostic tests or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.8 “NET SALES” shall mean gross revenues and fees actually received by Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) from the sale and/or provision of LICENSED PRODUCT(S), less trade discounts allowed, refunds, rebates (price reductions, including Medicaid and similar types of rebates, e.g. chargebacks), returns and recalls, sales and use taxes, duties and similar governmental assessments and , to the extent actually paid by seller and/or charged by seller to the buyer, transportation, packing and shipping insurance; provided, however, that if Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) sells a PANEL, the gross sales revenues and fees attributable to such PANEL shall be allocated on a pro rata basis among each assay comprising such PANEL, and NET SALES for purposes of royalty payments shall be determined and calculated separately for each such assay hereunder (as independent products, services or, if an individual assay includes Other Components (as defined below), combination products and/or services). In the event that Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) sells a LICENSED PRODUCT(S) in combination with other active components or services which are not LICENSED PRODUCT(S) (“Other Components”), the NET SALES for purposes of royalty payments on the combination shall be calculated as follows:

(a) If all LICENSED PRODUCT(S) and Other Components contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCT(S) in the combination, and B is the separately available price for all Other Components in the combination.

(b) If the combination includes Other Components which are not sold separately (but all LICENSED PRODUCT(S) in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is the separately available price of all LICENSED PRODUCT(S) in the combination and C is the invoiced price of the combination (or pro rata portion thereof attributable to the assay, if applicable); provided that COMPANY may elect instead, in its discretion, to calculate NET SALES in accordance with Section 1.8(a), where B is the separately available price for all Other Components for which a separately available price can be determined (thereby excluding from B any Other Components for which a separately available price is not available).

(c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph 1.8. [***].

The term “Other Components” shall include, without limitation, genetic or protein markers/reagents, amplification enzymes, DNA extraction tools, processing and detection instruments and methods not covered in the PATENT RIGHTS; but shall exclude solvents, diluents, carriers, excipients or the like used in formulating a product. By way of example only, set forth in Exhibit C hereto is a hypothetical calculation of NET SALES for purposes of this Section 1.8 in connection with sales of a PANEL that includes a combination of Other Components.

1.9 “NET SERVICE REVENUES” shall mean gross service revenues and fees actually received by Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) for the performance of LICENSED SERVICE(S) less trade discounts allowed, refunds, rebates (price reductions, including Medicaid and similar types of rebates, e.g. chargebacks), returns and recalls, sales and use taxes, duties and similar governmental assessments imposed upon and with specific reference to the LICENSED SERVICE(S) and transportation, packing and shipping insurance actually paid by seller and/or charged by seller to the buyer; provided, however, that if Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) provides a LICENSED SERVICE(S) utilizing a PANEL, the gross sales revenues and fees attributable thereto shall be allocated on a pro rata basis among each assay comprising such PANEL, and NET SERVICE REVENUES for purposes of royalty payments shall be determined and calculated separately for each such assay hereunder (as independent products, services or, if an individual assay includes Other Components, combination products and/or services). In the event that Company, AFFILIATED COMPANY and/or SUBLICENSEE(S) sells a LICENSED SERVICE(S) in combination with other services or Other Components or as part of a kit (“Other Items”), the NET SERVICE REVENUES for purposes of royalty payments shall be calculated as follows:

(a) If all LICENSED SERVICE(S) and Other Items contained in the combination are available separately, the NET SERVICE REVENUES for purposes of royalty payments will be calculated by multiplying the NET SERVICE REVENUES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED SERVICE(S) in the combination, and B is the separately available price for all Other Items in the combination.

(b) If the combination includes Other Items which are not sold separately (but all LICENSED SERVICE(S) in the combination are available separately), the NET SERVICE REVENUES for purposes of royalty payments will be calculated by multiplying the NET SERVICE REVENUES of the combination by A/C, where A is the separately available price of all LICENSED SERVICE(S) in the combination and C is the invoiced price of the combination (or pro rata portion thereof attributable to the assay, if applicable); provided that COMPANY may elect instead, in its discretion, to calculate NET SERVICE REVENUES in accordance with Section 1.9(a), where B is the separately available price for all Other Items for which a separately available price can be determined (thereby excluding from B any Other Items for which a separately available price is not available).

(c) If the LICENSED SERVICE(S) contained in the combination are not sold separately, the NET SERVICE REVENUES for such combination shall be NET SERVICE REVENUES of such combination as defined in the first sentence of this Paragraph 1.9. [***]

1.10 “PANEL” shall mean a panel or kit that includes multiple assays of different markers, which panel includes a LICENSED PRODUCT(S) and/or is utilized in the provision of a LICENSED SERVICE(S).

1.11 “PATENT RIGHTS” shall mean the U.S. patent application Serial No. 10,295,483 filed on November 15, 2002, and the PCT patent application Serial No. PCT/US02/367 filed on November 15, 2002, and both assigned to JHU entitled “Method of Detection of Prostate Cancer”, and the inventions disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and continuations-in-part to the extent the claims of the continuation-in-part are supported by the disclosure in the parent application and any new matter added to the continuation-in-part is unencumbered by a third party and supports the claims of the parent application, and any corresponding foreign patent applications, and any patents, patents of addition or other equivalent foreign patent rights issuing, granted or registered thereon.

1.12 “RESEARCH PROJECT” shall mean the collaborative research program between JHU and Company described and funded in accordance with the CRA.

1.13 “SCIENTIFIC RESEARCH” shall mean basic scientific research, including, without limitation, (a) in vitro or in vivo research (but not clinical) studies directed to understanding biological sciences, (b) research directed to the identification and discovery of genetic targets for therapeutic or diagnostic purposes, including, without limitation, high throughput screening and screening for new genetic targets for genetic polymorphisms or product development, and (c) research studies directed to understanding environmental sciences, agricultural sciences, forensic sciences, chemical sciences, cosmetic sciences, and related industrial applications. For avoidance of doubt, SCIENTIFIC RESEARCH excludes the development of any therapeutic or diagnostic products or clinical trials for any diagnostic, pharmaceutical or other therapeutic products.

1.14 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement pursuant to which such entity is required to pay to Company royalties or other remuneration based on such entity’s revenues or other income of any kind received in connection with the sale or distribution of LICENSED PRODUCTS or provision of LICENSED SERVICES.

1.15 “TECHNOLOGY RIGHTS” shall mean JHU’s rights not covered under PATENT RIGHTS in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data developed by Inventor in the performance of the collaborative research program between JHU and Company described and funded in accordance with the CRA.

1.16 “VALID CLAIM” shall mean any claim of any issued or pending patent within PATENT RIGHTS that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed or unappealable decision.

Article 2
LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company (i) an EXCLUSIVE LICENSE to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the EXCLUSIVE LICENSED FIELD. (ii) a license on the most exclusive basis available to TECHNOLOGY RIGHTS to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide in the EXCLUSIVE LICENSED FIELD and (iii) a non-exclusive license to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the field of SCIENTIFIC RESEARCH, to the extent not included in the EXCLUSIVE LICENSE granted in clauses (i) or (ii) of this sentence. It is agreed and understood that Company will make available on reasonable terms research reagents and research kits to the academic research community for non-commercial research purposes. This Grant shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

2.2 Sublicense. Company may sublicense to others under this Agreement, subject to the terms and conditions of this Paragraph and subject to JHU’s prior written approval of the sublicense agreement or form thereof as applicable. Such approval shall not be unreasonably withheld, delayed or conditioned. As a condition to its validity and enforceability, each sublicense agreement with a SUBLICENSEE shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) prohibit SUBLICENSEE’s further sublicense of the rights delivered hereunder, (d) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, (e) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement, and, (f) bear signature from JHU indicating JHU’s review and approval of the sublicense agreement. Company shall provide to JHU each proposed sublicense agreement with a SUBLICENSEE, executed by both Company and proposed SUBLICENSEE, for review, approval and signature by JHU. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU, even though JHU has approved the sublicense in writing.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

Article 3
FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay or shall have paid to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due, without invoice from JHU, within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary. Running royalties accrued under Paragraph 3.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

3.3 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company, AFFILIATED COMPANIES and SUBLICENSEE(S), based on NET SALES and NET SERVICE REVENUES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU. No multiple royalties are intended to be paid with respect to the same unit of LICENSED PRODUCT or because the manufacture, use or sale of a LICENSED PRODUCT is covered by more than one VALID CLAIM under the PATENT RIGHTS.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an AFFILIATED COMPANY or SUBLICENSEE(S) or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices paid by such corporation, firm or association for a LICENSED PRODUCT would be higher than the net selling price (per NET SALES) reported by Company, or if such agreement, understanding or arrangement results in extending to such corporation, firm or association lower prices for LICENSED PRODUCT(S) than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions, then, and in any such event, the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price (per NET SALES) at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a LICENSED SERVICE, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price (per NET SALES) of LICENSED PRODUCT(S) paid by the purchaser.

3.4 Patent Reimbursement. Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU on or before the EFFECTIVE DATE of this Agreement. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.5 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

[***]

Company shall be responsible for any and all costs associated with wire transfers.

3.6 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof; calculated at the annual rate of the sum of [***], the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

Article 4
PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company’s expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU. JHU shall consider and reasonably incorporate all comments and advice. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights granted hereunder or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) to PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate. If JHU decides to abandon or allow to lapse any patent application or patent within the PATENT RIGHTS or discontinue any other patent prosecution activities in respect thereof in any country, JHU shall inform Company and Company shall be given the opportunity to assume patent prosecution activities in respect thereof at Company’s expense.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof; and shall at all times keep JHU informed as to the status thereof Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company’s expense.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within ninety (90) days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof; and recover, for its own account, any damages, awards or settlements resulting therefrom.

4.4 Patent Invalidity Suit. If a declaratory judgement action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense. Company shall cooperate fully with JHU in connection with any such action. In the event that all applicable claims of a patent or patent application included within the PATENT RIGHTS under which Company is selling or actively developing a LICENSED PRODUCT or LICENSED SERVICE shall be held invalid or not infringed by the LICENSED PRODUCTS or LICENSED SERVICE that Company is selling or actively developing, by a court of competent jurisdiction in a given country, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, Company may cease all royalty payments on its, its AFFILIATES’ or its SUBLICENSEES’ sales of such LICENSED PRODUCT covered by such claims and, if it does so, shall deposit such royalty payments in an interest-bearing escrow account until such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country or is otherwise unappealable or is unappealed within the time allowed therefor; provided, however, that if such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country, the former royalty payments shall be resumed and the royalty payments not theretofore made and interest earned thereon shall become due and payable to JHU.

4.5 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [***]. If the cost and expenses exceed the recovery, then [***] of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT(S) and/or LICENSED SEVICE(S) covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed [***], with any excess credit being carried forward to future calendar years.

Article 5
OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within thirty (30) days of the end of each calendar quarter following the EFFECTIVE DATE of this Agreement. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), any adjustment(s) to NET SALES and NET SERVICE REVENUES for the purposes of royalty calculation pursuant to Sections 1.8 and 1.9 hereof, respectively, any adjustments to reported amounts from prior quarters as a result of “true-up” corrections or for other reasons, and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof. Payment of any such royalties due shall accompany such Royalty Reports. Company shall use reasonable best efforts to collect information each quarter from SUBLICENSEES in such detail and accuracy so as to enable determination of the amounts payable to JHU hereunder. In the event a SUBLICENSEE fails to timely report such information, Company shall include in its report for such quarter a reasonable estimate of NET SALES and NET SERVICE REVENUES and the basis for such estimate, subject to a “true up” correction in the subsequent quarter.

(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide semiannual Diligence Reports, due within thirty (30) days of the end of every June and December following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company’s, AFFILIATED COMPANIES or any SUBLICENSEE(S)’s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i)	evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii)	identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii)	notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

5.3 Best Efforts. Company shall exercise reasonable best efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public. Company shall also exercise reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgement would deem possible.

5.4 Other Products. After clinical or other evidence, provided in writing by JHU to Company, demonstrating the practicality of a particular market or use within the LICENSED FIELD which is not being developed or commercialized by Company, Company shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular market or use to a third party. If within six (6) months of such notification by JHU, Company has not initiated such development efforts or sublicensed that particular market or use, JHU may terminate this license for such particular market or use. This Paragraph shall not be applicable if Company reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or LICENSED SERVICE(S) or granting such a sublicense in said market or use would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCT(S) or LICENSED SERVICE(S) developed and being sold by Company.

5.5 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

Article 6
REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) or other rights granted.

6.2 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States government. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

Article 7
INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

Article 8
CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential (the “Confidential Information”) at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the Confidential Information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the Confidential Information shall be treated accordingly.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such Confidential Information by Company. JHU’s, Company’s, AFFILIATED COMPANIES, and SUBLICENSEES’ obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the Confidential Information:

(a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(b) that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

(c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

(d) that is demonstrated from written records to have been developed by or for the receiving party without reference to Confidential Information disclosed by the disclosing party; or

(e) that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided Confidential Information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such Confidential Information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

Article 9
TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement.

9.2 Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable. Furthermore, upon termination of this Agreement, all rights in and to the PATENT RIGHTS shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

Article 10
MISCELLANEOUS

10.1 Use of Name. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2 Registration of License. Company, at its expense, may register the license granted under this Agreement in any country where the use, sale or manufacture of a LICENSED PRODUCT or LICENSED SERVICE in such country would be covered by a VALID CLAIM of the PATENT RIGHTS. Upon request by Company, JHU shall agree to promptly execute any “short form” licenses submitted to it by Company in order to effect the foregoing registration in such country.

10.3 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.4 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.5 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of [***] per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.6 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.7 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall he deemed received the following business day.

If to Company:	Attn: Herman Spolders BVBA, CEO OncoMethylome Sciences SA Niveau +2, Tour 4 de Pharmacie (batiment 36) Ulg CHU, Av. de l’Hopital no. 1 4000 Sart-Tilman (Liege) Belgium

With a copy to:	OncoMethylome Sciences SA 2505 Meridian Parkway, Suite 310 Durham, NC 27713 Attn.: Legal Dept.

If to JHU:	Licensing and Technology Development Johns Hopkins University 100 N. Charles Street 5th Floor Baltimore, MD 21201 Attn.: Director

10.8 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.9 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, which approval shall not be unreasonably withheld; provided, however that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other. . This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.10 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.11 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.12 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.13 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.14 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.15 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.6 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.16 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof

10.17 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Amended and Restated License Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY		ONCOMETHYLOME SCIENCES SA

	By:	Herman H. Spolders BVBA
Chief Executive Officer

/s/ R. Keith Baker		/s/ Herman H. Spolders
R. Keith Baker, MBA, Ph.D.		Drs. Herman H. Spolders,
Director		Managing Director
Licensing and Technology Development

08/31/2004		08/31/2004
(Date)		(Date)

Acknowledged by

/s/ Dr. David Sidransky
Dr. David Sidransky

08/25/2004
(Date)

EXHIBIT A. LICENSE FEE & ROYALITIES.

EXHIBIT B. SALES & ROYALTY REPORT FORM.

EXHIBIT C. NET SALES CALCULATION EXAMPLE

EXHIBIT A

LICENSE FEE & ROYALTIES

1.	License Fee: The license fee due under Paragraph 3.1 is [***]

2.	Minimum Annual Royalty: The minimum annual royalty pursuant to Paragraph 3.2 is [***]

3.	Royalties: The running royalty rate payable under Paragraph 3.3 is:

[***]

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN Company AND

THE JOHNS HOPKINS UNIVERSITY DATED

[EFFECTIVE DATE OF AGREEMENT]

FOR PERIOD OF ______________ TO _________________

TOTAL ROYALTIES DUE FOR THIS PERIOD $_______________

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

* Please provide the JHU Disclosure Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

EXHIBIT C

NET SALES CALCULATION EXAMPLE

By way of example only, and without amending or otherwise limiting the terms of the agreement, if COMPANY were to realize commercial sales of $100,000 for the applicable quarter with respect to a Panel that includes four assays with the following characteristics:

Assay A:	Includes the LICENSED PRODUCT and one Other Component;
Assay B:	Includes only the LICENSED PRODUCT;
Assay C:	Includes only the LICENSED PRODUCT, but requires intellectual property of a third party in order to obtain freedom to operate; and
Assay D:	Does not include any LICENSED PRODUCT;

then the royalty calculation for the Panel (for that quarter) would be as follows:

[***]